Exhibit 9(f)




                       SUB-SHAREHOLDER SERVICES AGREEMENT


         THIS AGREEMENT is entered into the 1st day of April, 1998, by and between PBHG Fund Services ("Fund Services"), a Pennsylvania business trust, and UAM Shareholder Service Center, Inc. ("UAM SSC"), a Delaware Corporation.

                                   WITNESSETH:

         WHEREAS, Fund Services serves as Shareholder Service Agent to PBHG Advisor Funds, Inc. (the "Fund") and each of the Fund's separate series (the "Portfolios") and classes pursuant to a shareholder services agreement (the "PBHG Agreement") between the Fund and Fund Services; and

         WHEREAS, the Fund has retained Fund Services to provide such services to the Fund, its Portfolios and the holders of shares thereof, which services are supplemental and related to services provided by DST Systems, Inc. ("DST") pursuant to a transfer agency agreement between the Fund and DST (the "DST Agreement"); and

         WHEREAS, Fund Services desires to engage UAM SSC to assist in providing such services pursuant to this sub-shareholder services agreement (the "UAM SSC Agreement") between Fund Services and UAM SSC.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, Fund Services and UAM SSC, intending to be legally bound, hereby agree as follows:

1. Scope. In addition to the Portfolio and classes of shares thereof existing on the effective date of this UAM SSC Agreement, the Fund may from time to time hereafter create additional Portfolios and issue separate classes of its shares of common stock or classify and reclassify shares of any Portfolio or class, and the appointment effected hereby shall constitute appointment for the provision of services with respect to all existing Portfolios and classes and any additional Portfolios and classes unless the parties shall otherwise agree in writing.

2. Appointment. UAM SSC hereby agrees to perform such services and to serve such functions as are set forth in Appendix A hereto, which appendix is incorporated herein by this reference. Appendix A may not be amended except by written agreement between Fund Services and UAM SSC. UAM SSC hereby agrees to perform such services and serve such functions as provided in Appendix A in accordance with the terms and conditions set forth in this Agreement.

3. Obligations Under this Agreement. To the extent that the provisions or requirements of this Agreement and any agreement related thereto including the PBHG Agreement, may impose obligations on UAM SSC to provide services, conform to a standard of conduct, adhere to a stipulated process or procedure, or otherwise undertake to perform a defined duty or responsibility, or may require Fund Services to fulfill such obligations, UAM SSC shall perform such obligations and shall at all times use reasonable care and act in good faith in performing such obligations.

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

4. Duties and Responsibilities of Fund Services. In connection with the services provided by UAM SSC pursuant to this Agreement, UAM SSC shall directly or indirectly:

         a. Personnel. Provide the services of personnel competent to perform the obligations under this Agreement.

         b. Facilities. Furnish, at its own expense, such office facilities, furnishings, office equipment and other property and resources as are necessary for the fulfillment of the obligations under this Agreement.

         c. Books and Records. Maintain customary records, and particularly shall maintain those records required to be maintained pursuant to subparagraph
(2)(iv) of paragraph (b) of Rule 31a-1 under the 1940 Act. UAM SSC may send periodically to the Fund, or to where designated by the Secretary or an Assistant Secretary of the Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records, will be maintained by the Fund under and in accordance with the requirements of Rule 17Ad-7 adopted under the Securities Exchange Act of 1934. Such materials will not be destroyed by the Fund without the consent of UAM SSC (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

         d. Reports to the Fund. Furnish to or place at the disposal of Fund Services and the Fund such information, reports, evaluations, analyses, and opinions relating to the services performed by UAM SSC under any sub-shareholder services agreement (as provided for hereunder), as Fund Services and the Fund may reasonably request or as Fund Services

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

may deem helpful to the Fund to make an informed determination regarding the rendering of services by UAM SSC, the continuation of this Agreement, and the payments contemplated to be made hereunder.

5. Fees. In consideration of the services performed by UAM SSC under this Agreement, Fund Services shall pay such fees to UAM SSC as are set forth in Appendix B hereto, which appendix is incorporated herein by this reference. In addition to the fees set forth in Appendix B, UAM SSC shall be entitled to reimbursement from Fund Services for all reasonable out-of-pocket expenses without mark-up incurred by UAM SSC in connection with the performance of the services provided for in this Agreement. UAM SSC shall conduct an evaluation of the fees payable under this Agreement at six month intervals and shall advise Fund Services as to any adjustments in fees that UAM SSC deems appropriate, but in any event, Appendix B may not be amended except by the written agreement of Fund Services and UAM SSC.

6. Third Party Service Providers. Fund Services agrees that UAM SSC may enter into a sub-shareholder services agreement or related agreements with BFDS or other service providers to perform certain services provided for by this Agreement. UAM SSC obligations and the standards of care under which UAM SSC has undertaken to fulfill such obligations, and the indemnification that UAM SSC has agreed to provide under this Agreement may not, however, be impaired or assigned by UAM SSC without the consent and approval of Fund Services and of the Board of Directors of the Fund.

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

7. Certain Representations and Warranties of UAM SSC. UAM SSC represents and warrants to Fund Services that:

         a. It is a corporation duly formed and validly subsisting under the laws of the State of Delaware.

         b. It is duly qualified to carry on its business in the Commonwealth of Pennsylvania.

         c. It is empowered under applicable laws and by its [Declaration of Trust] and Bylaws to enter into and perform the services contemplated in this Agreement.

         d. It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934.

         e. All requisite proceedings of the Directors have been taken to authorize it to enter into and perform this Agreement.

         f. It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

8. Certain Representations and Warranties of Fund Services. Fund Services represents and warrants to UAM SSC that:

         a. It is a business trust duly organized and existing and in good standing under the laws of the Commonwealth of Pennsylvania.

         b. It is duly qualified to carry on its business in the Commonwealth of Pennsylvania.

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

         c. It is empowered under applicable laws and by its trust agreement and Bylaws to enter into and perform this Agreement.

         d. All requisite proceedings of the Trustees have been taken to authorize it to enter into and perform this Agreement.

9. Certain Covenants of UAM SSC Fund Services.

         a. Records are Property of the Fund. To the extent required by Section 31 of the 1940 Act, and the rules thereunder, UAM SSC agrees that all records maintained by Fund Services relating to the services to be performed by UAM SSC under this Agreement are the property of the Fund and will be preserved and will be surrendered promptly to the Fund on request.

         b. Financial Statements. UAM SSC agrees to furnish to the Fund annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information reasonably requested by the Fund.

         c. Information Concerning the Fund. Fund Services agrees to furnish or otherwise make available to UAM SSC such information relating to the business and affairs of the Fund as UAM SSC may reasonably require to discharge its duties and obligations hereunder. Fund Services further agrees to provide UAM SSC with information and updates relating to new product and service introductions and sales and marketing efforts that may reasonably be expected to impact on shareholder or prospective shareholder telephone call volume so that UAM SSC can properly allocate the resources necessary to fulfill its obligations under this Agreement.

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

         d. Cooperation in Shareholder Responses. Fund Services agrees that the Fund Services will, and shall cause the Fund's investment adviser, Fund Services parent, to, cooperate with UAM SSC to the extent necessary to formulate appropriate responses to written inquiries from shareholders concerning investment strategy and philosophy and market commentary.

10. Quality Control.

         a. Audits. UAM SSC shall be responsible for periodically conducting quality control audits with respect to telephone purchase, redemption and exchange requests and account changes received and processed by UAM SSC or any third party service provider with which UAM SSC has contracted to perform any of the services provided for under this Agreement. UAM SSC shall promptly report the results of such quality control audits to Fund Services.

         b. Inspections. UAM SSC shall permit the Fund and Fund Services and its authorized representatives, including, but not limited to, the Fund's independent auditors, to have reasonable access to the personnel and records of UAM SSC, and to make periodic inspections of the operations of UAM SSC as such would involve the Fund at reasonable times during business hours for the purpose of monitoring the quality of services performed by UAM SSC, and the level of fees and reimbursements to which UAM SSC is entitled, under this Agreement.

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

         c. Monitoring of Exchange Privileges. UAM SSC shall use its reasonable efforts to detect and prevent shareholder violations of telephone exchange privileges as described in the Fund's prospectuses.

         d. Service Improvement. UAM SSC shall use its reasonable efforts to keep current on the trends of the investment company industry relating to shareholder services and to continue to modernize and improve its service delivery mechanisms.

         e. Year 2000 Compliance. UAM SSC represents that its Information Systems (as defined in Appendix C) will be Year 2000 Compliant as set forth in Appendix C, attached hereto.

11. Liability and Indemnification.

         a. Indemnification by Fund Services. UAM SSC shall not be responsible for, and Fund Services shall indemnify and hold UAM SSC harmless from and against, any and all losses, liabilities, claims, demands, suits, costs and expenses (including reasonable attorneys' fees) which may be asserted against UAM SSC or for which UAM SSC may be held to be liable, arising out of, or are attributable to, the Fund Services' failure to comply with the terms of this Agreement, or arising out of or attributable to, Fund Services' negligence or willful misconduct or breach of any representation or warranty of Fund Services hereunder.

         b. Indemnification by UAM SSC. The Fund and Fund Services shall not be responsible for, and UAM SSC shall indemnify the Fund and Fund Services, its officers and directors and hold them harmless from and against, any and all losses, liabilities, claims,

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

demands, suits, costs and expenses (including reasonable attorneys' fees) which may be asserted against the Fund and Fund Services or for which the Fund and Fund Services may be held to be liable, arising out of, or attributable to, UAM SSC's failure to comply with the terms of this Agreement, or arising out of, or are attributable to, any negligence or willful misconduct or breach of any representation or warranty of UAM SSC hereunder.

         c. Notice of Potential Claims; Defense of Claims. Fund Services and UAM SSC agree that each shall promptly notify the other in writing of any situation which represents or appears to involve a claim which may be the subject of indemnification hereunder, although the failure to provide such notification shall not relieve the indemnifying party of its liability pursuant to this
Section 11. The indemnifying party shall have the option to defend against any such claim. In the event the indemnifying party so elects, it will notify the indemnified party and shall assume the defense of such claim, and the indemnified party shall cooperate fully with the indemnifying party, at the indemnifying party's expense, in the defense of such claim. If the indemnifying party elects not to defend against such claim, the indemnified party shall be entitled to advance of reasonable expenses to defend such claim. Notwithstanding the foregoing, the indemnified party shall not enter into any settlement of such matter without the written consent of the indemnifying party, which consent shall not be withheld unreasonably. The indemnifying party shall not be obligated to indemnify the indemnified party for any settlement entered into without the written consent of the indemnifying party. If the consent of the indemnified party is required to effectuate any settlement and the indemnified party refuses to consent to any settlement negotiated by the

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

indemnifying party, the liability of the indemnifying party for losses arising out of or due to such matter shall be limited to the amount to the rejected proposed settlement.

         d. Except for violations of Section 17c. hereunder, in no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, to the other party, for consequential damages for any act or failure to act under any provision of this Agreement even if advised of the possibility thereof.

         e. Survival of Provisions. The obligations of Fund Services and UAM SSC pursuant to this Section 11 shall survive the termination of this Agreement.

12. Limitations on Liability

         a. Subcontractors. Nothing herein shall impose any duty upon UAM SSC in connection with or make UAM SSC liable for the actions or omissions to act of unaffiliated third parties such as, by way of example and not limitation, Airborne Services, the U.S. mails and telecommunication companies, provided, if UAM SSC selected such company, UAM SSC shall have exercised reasonable care in selecting the same. The foregoing limitation of liability with respect to actions or omissions of unaffiliated third parties shall not be construed to relieve UAM SSC of any obligations under Section 6 hereof with respect to any services that UAM SSC has agreed to perform under this agreement that are ultimately performed by other parties.

         b. Portfolios as Separate Parties. Each Portfolio shall be regarded for all purposes hereunder as a separate party apart from each other Portfolio. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every

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

reference herein to the Fund shall be deemed to relate solely to the particular Portfolio to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Portfolio constitute a right, obligation or remedy applicable to any other Portfolio. The use of this single document to memorialize the separate agreement each Portfolio is understood to be for clerical convenience only and shall not constitute any basis for joining the Portfolios for any reason.

13. Term of Agreement. This Agreement shall become effective on the day and year first written above and, unless sooner terminated as hereinafter provided, shall continue in effect for an initial period that will expire on December 31, 1998, and thereafter shall continue in effect from year to year.

14. Termination.

         a. Material Breach. This Agreement may be terminated by either party in the event of a material breach of the Agreement by the other party upon thirty
(30) days' prior written notice to the other party; provided, however, that the Agreement shall not terminate if such material breach is cured within such thirty (30) day period.

         b. Termination by Fund Services. Fund Services may, without payment of penalty, terminate this Agreement upon 90 days' written notice to UAM SSC.

         c. Termination by UAM. UAM SSC may, without payment of penalty, terminate this Agreement upon 90 days' written notice to Fund Services.

         d. Assignment. No assignment of this Agreement by either party shall occur without the written consent of the other party.

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

15. Notices. All notices to be given hereunder shall be deemed properly given if given in writing, delivered in person, or if sent by U.S. mail, first class, postage prepaid, or if sent by facsimile and thereafter confirmed by mail, (i) if to Fund Services, to PBHG Fund Services Inc., 825 Duportail Road, Wayne, PA 19087, Attn: Brian Bereznak, and (ii) if to the UAM SSC, to UAM Shareholder Service Center, 600 Willowbrook Lane, Suite 620 West Chester, PA 19382, Attn:
Robert J. Wagner, or to such other address as shall have been specified in writing by the party to whom such notice is to be given.

16. Force Majeure. In the event UAM SSC is unable to perform its obligations or duties under the terms of this Agreement because of any act of God, strike, riot, act of war, equipment failure, power failure or damage or other causes reasonably beyond its control, UAM SSC shall not be liable for any losses, damages, costs, charges, counsel fees, payments, expenses or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. This provision, however, shall in no way excuse UAM SSC from being liable to the Fund or Fund Services for any and all losses, damages, costs, charges, counsel fees, payments and expenses incurred by the Fund or Fund Services due to the non-performance or delay in performance by UAM SSC of its duties and obligation under this Agreement if such non-performance or delay in performance could have been reasonably prevented by UAM SSC through back-up systems and other procedures commonly employed by other persons in the mutual fund industry who provide services similar to those to be provided by UAM SSC under this Agreement, provided that UAM SSC shall have the right,

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

at all times, to mitigate or cure any losses, including by making adjustments or corrections to any current or former shareholder accounts.

17.      Miscellaneous.

         a. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, except as such laws may conflict with the 1940 Act and the rules thereunder or other applicable federal laws or regulations.

         b. Severability. If any provision of this Agreement shall be held or made invalid in whole or in part by a court decision, statute, rule, or otherwise, the remaining provisions of the Agreement shall not be affected thereby. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by mutual consent of the parties with such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

         c. Confidentiality. UAM SSC agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its prior, present, or prospective shareholders, except, after prior notification to and approval in writing by Fund Services and the Fund, which approval shall not be withheld unreasonably and may not be withheld where UAM SSC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities.

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

         d. Amendments in Writing. Any part of this Agreement or any appendix hereto may be amended or waived only by an instrument in writing signed by the parties hereto.

         e. Headings and Captions. The headings and captions contained in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         f. Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles of Incorporation or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Directors of its responsibility for and control of the conduct of the affairs of the Fund.

         g. Enforceability by Successors and Assigns. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

         h. Survival of Representations, Warranties and Indemnification. The representations and warranties, and the indemnification extended hereunder, if any, are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

         i. No Joint Venture. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between the Fund, Fund Services and UAM SSC. It is understood and agreed that all services performed hereunder by UAM SSC shall be as an independent contractor. While this Agreement is between Fund Services and the UAM SSC, the Parties agree that this Agreement and the performance of

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

the services provided for herein shall be performed for the benefit of the Fund, and the Parties also agree that the Fund shall be a third party beneficiary to this Agreement.

         j. No Waiver. The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

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

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

                                           PBHG FUND SERVICES


                                           By: /s/ Lee T. Cummings
                                              -------------------------------
                                           Title:  Treasurer
                                                 ----------------------------



                                           UAM SHAREHOLDER SERVICE
                                           CENTER, INC.


                                           By: /s/
                                              -------------------------------
                                           Title:  Vice President - Gen. Mgr.
                                                 ----------------------------

                                   APPENDIX A

                                    Services


         UAM SSC shall be responsible for receiving telephone calls, faxes, letters and transmissions from shareholders and institutions and processing transactions generated by such telephone calls, faxes, letters and transmissions. The general categories of services UAM SSC will be responsible for performing include but are not limited to:

         1. Purchase, redemption and exchange of shares

         2. Addition or deletion of services for an account

         3. Explanation of fund or market conditions and performance

         4. Research account inquiries, respond to such inquiries, and make any required account corrections

         5. Change account address or distribution option

         6. Correct registration or account error

         7. Send additional account statements or other requested materials or forms


         Without limitation of the foregoing, UAM SSC shall at a minimum perform the following specific services:

         1.  Provide Shareholder Support

         2.  Process "Phone" Transactions
                     ACH Buys
                     ACH Sells
                     Purchase Orders (Settle by Wire or Check)
                     Redemption Orders (Settle by Wire or Check)
                     Account Exchanges

         3.  Process Account Maintenance

         4.  Problem Research and Resolution

         5.  Prepare Research Documentation for DST

         6. All Correspondence Services except for Correspondence Requiring the Return of Original Documentation received at DST

         7.  Institutional Desk Servicing, included but not limited to:
                     Dealer Servicing
                     Account Maintenance
                     Dealer File Maintenance
                     Transaction Processing
                     Order Settlement Support
                     Adjustment Processing Support
                     NSCC Networking Support
                     Fund Info/Data Dissemination

         8.  Redemption by ACH to bank of record

         9.  Redemption by check to address of record

         10. Redemption by wire to bank of record

         11. Exchange between funds

         12. ACH purchase from bank of record

         13. Process purchase order (a.k.a. confirmed purchase)

         14. Request stop/replace redemption checks to address of record

         15. Research/document/request corrective processing

         16. Account Maintenance

                     Non-Signature Guaranteed address change
                     Stop/restart/defer a Systematic Monthly Investment (SIP)
                     Increase/decrease a Systematic Monthly Investment (SIP)
                     Increase/decrease/defer/discontinue a systematic withdrawal plan (SWP)
                     Add a beneficiary birth date
                     Change dividend/capital gains distribution method
                     Stop dividend mail
                     Add/change a dividend move
                     Combine identical accounts within the same funds
                     Add or delete stop mail from the account
                     Request stop or replace a redemption check after fifteen (15) days
                     Add/change/delete systematic exchanges (SYSEXCH) with the same registration

                     Correct minor errors in names on registration if clearly indicated on the application
                     Reissue checkwriting drafts on a Cash Reserve account where the privilege has been established
                     Link/unlink accounts for the INVESTOR statement product (managers only)

                                   APPENDIX B

                                      Fees


         A. Minimum Fee:

                     For each operational class of shares for each Portfolio of the Fund: $3,333 per year minimum. However, if the aggregate minimum per class fee calculated for all Portfolios of the Fund is less than the aggregate per account fee calculated for all Portfolios of the Fund, each class will pay only the per account fee for its open accounts.

         B. Per account Fee:

                     Open Accounts - $8.00 per open account per year.

                                   APPENDIX C

                              Year 2000 Compliance



Definitions:

         "Embedded Control" shall mean any microprocessor, microcontroller, smart instrumentation or other sensor, driver, monitor, robotic or other device containing a semiconductor, memory circuit, BIOS, PROM or other microchip, whether it is part of or operates in conjunction with any mainframes, midrange computers, personal computers, notebooks, servers, switches, printers, modems, drives or peripherals ("Hardware") or any other electronic or mechanical device that operates, controls or monitors any function of any real or personal property, including but not limited to any security, access control or telecommunications devices or systems.

         "Information System" shall mean any combination of any Hardware, software, databases or Embedded Controls employed primarily for the creation, manipulation, storage, retrieval, display and use of information in electronic form or media.

         "Year 2000 Compliant": shall mean:

         (a) that each component of an Information System or any Embedded
Control:

             (i) is designed (or has been modified) to be used prior to and after January 1, 2000; and

             (ii) will operate without error arising from the creation, recognition, acceptance, calculation, display, storage, retrieval, accessing, comparison, sorting, manipulation, processing or other use of dates or date-based, date-dependent or date-related data, including but not limited to century recognition, day-of-the-week recognition, leap years, date values and interfaces of the date functionalities; and

             (iii) will not be adversely affected by the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century.

         (b) that the design architectures and functionalities embodying, reflecting or affecting the criteria set forth in subparagraph (a), above, of all components of an Information System (or the methods used to modify them) are compatible and, when operated in, on or in conjunction with any other component of such Information System, will not cause it or any of its components to fail to satisfy the criteria set forth in subparagraph (a), above.

         (c) that an Information System does not receive data from or communicate with any component or Information System external to itself (whether or not such external component or Information System is UAM SSC's or any third party's) that does not conform to the criteria set forth in subparagraphs (a) and (b), above.

         UAM SSC represents and warrants that all Information Systems of UAM SSC used in the performance of UAM SSC's obligations under this Agreement are Year 2000 Compliant.

         UAM SSC covenants that it will take all actions necessary to ensure:

             (a) that all Information Systems of UAM SSC and the databases used therewith or created thereby:

                 (i) shall remain Year 2000 Compliant at all times during the term of this Agreement;

                 (ii) shall be adequately protected from contamination by non-Year 2000 Compliant third-party communications received by any electro-mechanical or electronic devices of UAM SSC; and

         UAM SSC acknowledges and agrees that for the purposes of this
Agreement:

             (a) the Fund may request, and UAM SSC will provide a detailed summary of the Year 2000 Compliant status of UAM SSC's Information Systems and Embedded Controls; and

             (b) UAM SSC shall not be relieved of any liability or responsibility for any losses to the Fund pursuant to paragraph 11 of this Agreement in respect of any breach of UAM SSC's obligations pursuant to this Appendix C.